Exhibit 99.1

UDR Closes UDR/MetLife Investment Management Joint Venture

Transaction Valued at $1.76 Billion

DENVER, CO., December 2, 2019 – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, announced today that it has closed a previously announced $1.76 billion transaction with MetLife Investment Management that has reduced the size of the UDR/MetLife Investment Management Joint Venture (“JV”). Details of the transaction are as follows:

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The Company acquired the approximately 50 percent interest not previously owned in 10 JV operating communities with a total of 3,321 apartment homes, one community under development and four accretive development land sites, valued at $1.1 billion, or $557 million at UDR’s share,

•

Sold to MetLife Investment Management the Company’s approximately 50 percent ownership interest in five JV communities with a total of 1,001 apartment homes, valued at $645 million, or $323 million at UDR’s share;

•

After accounting for the assumption of in-place debt totaling $540 million at agreed-upon fair-market value (“FMV”), the Company’s net cash outflow to complete the swap was approximately $109 million; and,

•	Estimated to be $0.00 to $0.01 accretive to 2020 net income per share and $0.01 to $0.02 accretive to 2020 Funds from Operations as Adjusted per share, inclusive of agreed-upon FMV debt adjustments.

“We are pleased to have completed this transaction with MetLife Investment Management which simplifies our joint venture relationship,” said Tom Toomey, UDR’s Chairman and Chief Executive Officer. “The acquired communities are located in markets targeted for expansion, are accretive to our 2020 earnings, have operational upside and enhance the diversification of our portfolio. We look forward to continuing to partner with MetLife Investment Management on operating the 13 remaining properties in the joint venture relationship in the years ahead.”

Robert Merck, global head of real estate at MetLife Investment Management, said: “We’re very pleased to have completed this win-win transaction with our partner, UDR. The five properties that MetLife Investment Management has acquired through the transaction are tremendous assets across the Seattle, Denver, Austin, Los Angeles and San Diego markets. The acquisition further underscores our focus on securing high-quality assets that offer the potential for significant value creation across our real estate equity portfolio.”

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward‑looking statements. Such factors include, among other things, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning the availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments and redevelopments, delays in completing lease-ups on schedule or at expected rent and occupancy levels, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures and partnerships with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2019, UDR owned or had an ownership position in 52,070 apartment homes including 658 homes under development. For over 47 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Chris Van Ens

cvanens@udr.com

720-348-7762